Exhibit No. 23b

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We have issued our report dated April 7, 2005, accompanying the financial statement of Price Asset Management, Inc. contained in this Amendment No. 5 to the Registration Statement (S-1 No. 333-74176). We consent to the use of the aforementioned report in the Registration Statement, and the use of our name as it appears under the caption “Experts”.

/s/ ALTSCHULER, MELVOIN AND GLASSER LLP

Chicago, Illinois

February 13, 2006